FOR IMMEDIATE RELEASE

Pep Boys Announces Resignation of

Chief Financial Officer Raymond L. Arthur

PHILADELPHIA, PA - June 18, 2012 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket service and retail chain, announced the resignation of Chief Financial Officer Ray Arthur in order to pursue another business opportunity. Mr. Arthur will continue in his duties until June 29, 2012. The Company has engaged Russell Reynolds to conduct a national search for Mr. Arthur's replacement.

President & CEO Mike Odell said, "Ray has built an excellent finance organization and has been instrumental in solidifying Pep Boys' future. Our balance sheet is stronger than it has been in the last decade, affording us the flexibility to pay down debt and continue our store growth. We wish Ray the best in his new opportunity."

Ray remarked, "I am pleased to have had the opportunity to work with Mike and our dedicated associates in establishing Pep Boys' vision to be the automotive solutions provider of choice and bringing the Company back to sustained profitability."

About Pep Boys

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Investor Contact: Media Contact:

Mike Melia Regina M. Tracy

(215) 430-9459 (215) 430-9081

Email: investorrelations@pepboys.com Email: mediarelations@pepboys.com